UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): August 9, 2013 (August 6, 2013)

CHINA VALVES TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-34542	86-0891931
(State or other jurisdiction of	(Commission File Number)	(IRS Employer Identification No.)
incorporation or organization)

21F Kineer Plaza
226 Jinshui Road
Zhengzhou, Henan Province
People’s Republic of China 450008
People’s Republic of China
(Address of principal executive offices)

(86) 371-8612-7222
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

[_]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On August 6, 2013, Henan Tonghai Fluid Equipment Co. Ltd. (“Henan Tonghai”), a Chinese company and an indirect wholly-owned subsidiary of China Valves Technology, Inc. (the “Company”), entered into an equity transfer agreement (the “Equity Transfer Agreement”) with Beijing Jianlong Heavy Industries Group Limited (“Jianlong”) to purchase 100% equity of Tianjin Xiangjia Fluid Equipment Control System Co. Ltd. (“Xiangjia”) owned by Jianlong for RMB 150.00 million (approximately $24.28 million). Xiangjia, located in Tianjin, develops, manufactures and sells wear-resisting ball valves, low temperature valves, and high-end valves used in petro-chemical and oil and natural industries. As of June 30, 2013, Xiangjia’s total assets and net assets were RMB405.55 million (approximately $65.66 million) and RMB144.50 million (approximately $23.39 million), respectively. As of the date of the Equity Transfer Agreement, Xiangiia owed Jianlong RMB 100.15 million (approximately $16.21 million) pursuant to certain loans previously made by Jianlong to Xiangiia. Pursuant to the Equity Transfer Agreement, Jianlong agreed that these loans could be repaid by Xiangiia or the Company in the form of valve products of equal value. In addition, pursuant to the Equity Transfer Agreement, Henan Tonghai has agreed that it will provide as security for Xiangiia’s outstanding RMB 153.36 million (approximately $24.83 million) in bank loans which are currently guaranteed by Jianlong.

On August 6, 2013, , the Company, the Company’s wholly-owned subsidiary China Valves Technology Holdings Limited (“Hong Kong Valves”), a Hong Kong company, and Camdragon Investment Co. Ltd. (“Camdragon”), a British Virgin Islands corporation and a company under common control with Jianlong, entered into a capital increase agreement (the “Capital Increase Agreement”) pursuant to which Camdragon agreed to invest of HK$188.35 million (equivalent of RMB 150.00 million or approximately $24.50 million) in Hong Kong Valves, for which it would receive 15% of the equity of Hong Kong Valves. The Capital Increase Agreement became effective immediately following the execution of the Equity Transfer Agreement. Following the consummation of the transactions contemplated by the Capital Increase Agreement, Camdragon will own 15% of Hong Kong Valves and the Company will own the remaining 85%. The Capital Increase Agreement provides that upon the consummation of Camdragon’s investment in Hong Kong Valves, Camdragon will be entitled to appoint a financial manager at either Hong Kong Valves or Henan Tonghai and a director to the respective boards of Hong Kong Valves and Henan Tonghai. In addition, the Capital Increase Agreement provides that following the consummation of Camdragon’s investment in Hong Kong Valves, Camdragon will have approval rights with respect to certain major transactions to be entered into by Hong Kong Valves and that Camdragon will also be entitled to certain rights, including the right of first refusal, in the event of any future issuances of equity by Hong Kong Valves.

The foregoing description of the Equity Transfer Agreement and the Capital Increase Agreement does not purport to be complete and is qualified in their entirety by reference to the full text of the English Translations of the Equity Transfer Agreement and the Capital Increase Agreement filed as Exhibits 10.1 and 10.2 hereto and incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Description

10.1	English Translation of Equity Transfer Agreement, dated August 6, 2013, by and between Henan Tonghai and Jianlong.
10.2	English Translation of Capital Increase Agreement, dated August 6, 2013, by and among the Company, Hong Kong Valves and Camdragon.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

China Valves Technology, Inc.

Date: August 9, 2013

/s/ Kaixiang Du
Kaixiang Du
Chief Executive Officer

EXHIBIT INDEX

(d) Exhibits

Exhibit	Description

10.1	English Translation of Equity Transfer Agreement, dated August 6, 2013, by and between Henan Tonghai and Jianlong.
10.2	English Translation of Capital Increase Agreement, dated August 6, 2013, by and among the Company, Hong Kong Valves and Camdragon.